Exhibit 99.1

Cornerstone Therapeutics Reacquires HMGB1 Protein Technology Platform

Cary, N.C., July 6, 2010 – Cornerstone Therapeutics Inc. (Nasdaq: CRTX) (“Cornerstone”), a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets, today announced that the Company has reacquired all development and commercial rights to its high-mobility group box protein 1 (HMGB1) related technology from MedImmune, LLC (“MedImmune”).

This technology is licensed to Cornerstone from the Feinstein Institute for Medical Research and was the subject of a July 30, 2003 Exclusive License and Collaboration Agreement between Cornerstone and MedImmune that focused on the use of the technology by MedImmune in developing antibodies that bind to the HMGB1 protein to reduce chronic inflammation associated with various medical conditions. HMGB1 is a nuclear DNA-binding protein, which is elevated in the body following infection or trauma and may be an important factor when developing therapeutics to treat these conditions. Unlike other previously identified cytokines, such as interleukin-1 and TNF-á, HMGB1 is expressed much later in the inflammatory response and persists at elevated levels in the bloodstream for a longer period of time. With Cornerstone’s broad intellectual property portfolio and proof of concept having been achieved for two pre-clinical models with human anti-HMGB1 monoclonal antibodies, this technology could potentially be utilized to develop alternative therapies in diseases of sterile inflammation, such as stroke, heart attack and arthritis, as well as infection inflammation, such as pneumonia, meningitis and sepsis.

Cornerstone intends to identify a partner in order to move the development of this technology platform forward. The Company has not included any potential financial gain related to a possible out-license agreement for the HMGB1 protein technology in its 2010 guidance.

“While our strategic focus continues to be on acquiring and developing products for the respiratory and hospital markets, we believe that reacquiring these rights is a unique low-risk, high-reward opportunity for Cornerstone,” said Craig A. Collard, Cornerstone’s President and Chief Executive Officer. “Several parties have expressed to us their interest in further developing this valuable platform. We look forward to appropriately monetizing this asset, which would allow us to enhance our already strong balance sheet for possible product acquisition opportunities, as well as help fund the continued development of our internal drug pipeline.”

About HMGB1

High-mobility group box protein 1 (HMGB1), a DNA-binding protein, regulates gene transcription and stabilizes nucleosome formation. Elevated HMGB1 levels characterize various acute and chronic diseases and are implicated in inflammation and tissue injury. In addition to its role as a transcription factor, HMG is a late endogenous mediator of tissue injury, intiated by pro-inflammatory cytokines. HMG levels correlate with disease activity and rHMG induces injury and death.

About Cornerstone Therapeutics

Cornerstone Therapeutics Inc. (Nasdaq: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets. The Company currently promotes multiple marketed products in the United States to respiratory-focused physicians, key retail pharmacies and hospitals with its specialty sales forces. The Company also has a late-stage clinical pipeline with a recent regulatory submission filing and four additional regulatory approval submissions targeted within the next three years. Key elements of the Company’s strategy are to in-license or acquire rights to underpromoted, patent-protected, branded respiratory or related pharmaceutical products, or late-stage product candidates; implement life cycle management strategies to maximize the potential value and competitive position of the Company’s currently marketed products, newly acquired products and product candidates that are currently in development; grow product revenue through the Company’s specialty sales forces; and maintain and strengthen the intellectual property position of the Company’s currently marketed products, newly acquired products and product candidates.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our executive recruitment, our product development programs and related trials, our strategy and our future operations and opportunities, constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of preclinical studies and clinical trials with respect to our products under development, our ability to enter into collaboration or other license arrangements with respect to our technology on commercially reasonable terms or at all, our ability to satisfy FDA and other regulatory requirements and the other factors described in Item 1A (Risk Factors) of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the SEC) on March 4, 2010 and in our subsequent filings with the SEC. In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release, should not be relied upon as representing our views as of any other date and do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
FD
Brian Ritchie
212-850-5600
brian.ritchie@fd.com

Media Relations Contact:
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Robert Stanislaro
212-850-5600
robert.stanislaro@fd.com